Exhibit 99.1
Release Immediately
06-21-F

HERCULES REPORTS SECOND QUARTER 2006 RESULTS

WILMINGTON, DE, July 26, 2006 . . .Hercules Incorporated (NYSE: HPC) today reported a net loss for the quarter ended June 30, 2006 of $52.3 million, or $0.47 per diluted share, as compared to net income of $9.2 million, or $0.08 per diluted share, for the second quarter of 2005.(1) The Company recorded an after-tax charge of $68.9 million in the second quarter of 2006 to increase its accrual for the recently affirmed ruling in the lawsuit captioned United States of America v. Vertac Chemical Corporation, et al. (the "Vertac lawsuit").

Net income from ongoing operations(2) for the second quarter of 2006 was $35.3 million, or $0.32 per diluted share, an increase of 19% per diluted share as compared to net income from ongoing operations of $30.1 million, or $0.27 per diluted share, in the second quarter of 2005. Please refer to Table 2 for a reconciliation of net income from ongoing operations to reported net income.

Net income from ongoing operations for the six months ended June 30, 2006 was $61.6 million, or $0.56 per diluted share, an increase of 22% per diluted share versus the same period in 2005.

Cash flow from operations for the six months ended June 30, 2006 was $64.0 million, an increase of $44.0 million as compared to the same period last year.

Net sales in the second quarter of 2006 were $501.0 million, a decrease of 6% from the same period last year. The decrease in net sales reflects the effects of the Company's sale of a majority interest in FiberVisions on March 31, 2006 (the "FiberVisions transaction"). Excluding the impact of the FiberVisions transaction, sales increased 8% from the same period of last year. Volume and pricing increased by 8% and 2%, respectively. An unfavorable mix reduced sales by 2% during the quarter.

Excluding the FiberVisions transaction, net sales for the six months ended June 30, 2006 were $959.1 million, an increase of $67 million or 8% as compared to the same period in 2005.

Excluding the impact of the FiberVisions transaction, net sales in the second quarter of 2006 increased 13% in North America, 8% in Latin America and 18% in Asia Pacific as compared to the same period last year. Europe was lower by 2%. Excluding the impact of the Euro, sales in Europe were flat as compared to the second quarter of 2005. Aqualon’s increased European sales offset weaker sales of Paper Technologies in that region.

Reported profit from operations in the second quarter of 2006 was $65.6 million, an increase of 7% compared with $61.2 million for the same period in 2005. Profit from ongoing operations in the second quarter of 2006 was $73.7 million, an increase of 3% compared with $71.4 million in the second quarter of 2005.

"We were disappointed in the ruling recently received regarding the Vertac lawsuit and will seek further review of the Court's ruling. However, we remain positive about our overall momentum and our solid results," said Craig A. Rogerson, President and Chief Executive Officer. "Aqualon's volumes remain strong and Paper Technologies continues to deliver solid results in a challenging marketplace. We continue to meet or exceed our expectations in sales, earnings and cash flow growth, and continue to strengthen our balance sheet."

Interest and debt expense was $16.7 million in the second quarter of 2006, down $6.1 million or 27% compared with the second quarter of 2005, reflecting lower outstanding debt balances and improved debt mix, partially offset by increased variable short term rates. Interest expense decreased $4.0 million as compared to the first quarter of 2006, partially reflecting lower debt balances outstanding.

Total debt was $986.2 million at June 30, 2006, a decrease of $122.8 million from year-end 2005. Cash and cash equivalents were $81.9 million at June 30, 2006, an increase of $4.6 million from year-end 2005.

Capital spending was $14.8 million in the second quarter and $22.9 million year to date. This compares to $15.4 million and $25.9 million in the second quarter and year to date periods last year, respectively. Cash outflows for severance, restructuring and other exit costs were $6.5 million in the quarter and $14.2 million year to date.

Segment Results - Reported Basis

In the Aqualon Group, net sales increased 14% while profit from operations increased 13% in the second quarter as compared with the second quarter of 2005. All segments had increased sales in the second quarter as compared to the prior year. In the aggregate, the sales increase was driven by 24% higher volume (12% excluding the first quarter acquisition of a guar and guar derivatives business and the consolidation of Hercules Tianpu, the Company's Chinese methylcellulose joint venture), partially offset by 9% unfavorable product mix (3% unfavorable excluding the acquisition and Tianpu) and 1% unfavorable rates of exchange. Overall the guar acquisition and Tianpu consolidation accounted for a 7% sales increase. Pricing, in the aggregate, was flat.

Coatings & Construction sales increased 10% in the second quarter of 2006 as compared to the same period of last year, primarily due to 18% higher volume (9% excluding the Tianpu consolidation) partially offset by 4% unfavorable mix (1% unfavorable excluding Tianpu), 3% lower pricing and 1% unfavorable rates of exchange. Hercules Tianpu accounted for a 6% sales increase. Sales were strong in most regions, recovering from the soft conditions noted last year in the European markets. Sales of Coatings' products in Asia were especially strong during the second quarter. Pricing in the segment was lower reflecting, in part, continued pricing challenges in methylcellulose for construction products.

Regulated Industries sales increased 1% in the second quarter of 2006 as compared to the same period of last year, primarily due to 1% increased volume and 1% increased price, partially offset by 1% unfavorable rates of exchange. Volume increased modestly in the food sector, whereas personal care sales were down slightly.

Energy & Specialties sales increased 33% in the second quarter of 2006 as compared to the same period of last year. The increase was due to 29% higher volume/mix (13% excluding the guar and guar derivatives acquisition) and 5% higher prices, partially offset by 1% unfavorable rates of exchange. The acquisition accounted for a 16% sales increase. The natural gas and oil services sector demand continues to be strong and price increases were achieved across many of the specialty products families.

Aqualon Group's profit from operations increased $6.5 million, primarily as a result of the higher volume and the associated contribution margin, partially offset by higher raw material, transportation and utility costs. Selling, general and administrative (SG&A) costs were slightly lower compared to the prior year, primarily reflecting lower corporate support costs offset by increased sales and marketing, business management and technology costs incurred to support growth initiatives.

"Aqualon’s volume continued to grow significantly versus last year as we benefited from both organic growth and bolt-on acquisitions," said Mr. Rogerson. "We continue to grow in our focused markets and expect pricing to show steady improvement going forward."

In the Paper Technologies and Ventures Group ("PTV"), net sales in the second quarter increased 2% and profit from operations increased 3% compared with the same quarter in 2005.

Paper Technologies sales increased 2% due to 3% increased price and a 3% improved product mix, partially offset by 4% lower volume. Rates of exchange were flat. The improved mix reflects higher sales of new products in both the process and functional products families. Increased pricing was achieved in all regions of the world. Volumes were lower in both the Americas and Europe, while Asia remained strong.

Venture sales increased 4% primarily due to 5% higher price, a 1% improved product mix, and 2% favorable rates of exchange, partially offset by 4% lower volume.

PTV’s increased profit from operations reflects improved selling prices, a favorable product mix and lower SG&A costs, offset by lower sales volume and higher raw material, transportation and utility costs. Severance, restructuring and other exit costs and accelerated depreciation of impaired assets taken in the second quarter of 2006 were $3.6 million as compared to $6.8 million in the same period of 2005. Reflecting the benefit of restructuring initiatives, SG&A costs were lower than the prior year despite higher legal fees associated with patent defense costs and higher allocated pension expenses. In addition, a legal settlement was made for a net cost of $1.1 million in the quarter.

"Western European markets proved challenging again in the second quarter of this year, but our strategy of improving product mix through innovation and increasing selling prices continues to show progress," commented Mr. Rogerson. "And our continued focus on streamlining the costs to effectively serve our customers has helped improve our results."

Outlook

"We remain optimistic about both earnings and cash flow growth from our businesses for the balance of the year," said Mr. Rogerson. "Aqualon's volumes should continue to be strong across its markets and pricing should show steady improvement. Paper Technologies' volumes are expected to improve modestly with our new product pipeline and continued pricing discipline supporting gross margins."

Second Quarter Conference Call and Webcast

The Company will discuss second quarter 2006 results tomorrow, July 27th, at 9:00 a.m., Eastern.

Teleconference:     (973) 582-2717 - Ask for Conference ID # 7628054
Please call 10 to 15 minutes prior to the call.

Webcast:         Listen-only mode via Internet broadcast from www.herc.com
under Shareholder Info.

# # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, changes resulting from ongoing reviews of tax liabilities, ability to raise capital, ability to refinance, ability to execute productivity improvements and reduce costs, ability to execute and integrate acquisitions, ability to execute divestitures, ability to increase prices, business climate, business performance, changes in tax laws or regulations and related liabilities, changes in tax rates, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, risks in developing new market opportunities, environmental and safety regulations and clean-up costs, foreign exchange rates, asset dispositions, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, the financial capacity of settling insurers, the impact of increased accruals and reserves for such exposures, the outcome of litigation and appeals, including the inability to obtain judicial review of adverse litigation results, and adverse changes in economic and political climates around the world, including terrorist activities, international hostilities and potential natural disasters. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:      John S. Riley (302) 594-6025
Investor Contact:       Stuart L. Fornoff (302) 594-7151

HERCULES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data)                     (Unaudited)
Table 1	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2006	2005	2006	2005
Net sales	$501.0	$534.7	$1,028.3	$1,036.6
Cost of sales	324.7	351.2	685.4	688.8
Selling, general and administrative expenses	90.7	99.9	182.0	199.6
Research and development	9.4	10.0	19.0	20.3
Intangible asset amortization	2.0	2.0	3.6	4.0
Other operating expense, net	8.6	10.4	15.8	20.1
Profit from operations	65.6	61.2	122.5	103.8
Interest and debt expense	16.7	22.8	37.4	45.0
Other expense, net	127.1	25.7	137.7	46.9
(Loss) income before income taxes and equity loss	(78.2)	12.7	(52.6)	11.9
(Benefit) provision for income taxes	(27.5)	3.1	(16.8)	(3.4)
(Loss) income before equity loss	(50.7)	9.6	(35.8)	15.3
Equity loss of affiliated companies, net of tax	(0.9)	(0.2)	(1.4)	(0.3)
Net (loss) income from continuing operations before discontinued operations and change in accounting principle	(51.6)	9.4	(37.2)	15.0
Net loss from discontinued operations, net of tax(1)	(0.7)	(0.2)	(1.3)	(0.9)
Cumulative effect of change in accounting principle, net of tax(3)	—	—	0.9	—
Net (loss) income	$(52.3)	$9.2	($37.6)	$14.1
Basic (loss) earnings per share:
Continuing operations	$(0.46)	$0.09	$(0.34)	$0.14
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)
Cumulative effect of change in accounting principle	—	—	0.01	—
Net (loss) income	$(0.47)	$0.08	$(0.34)	$0.13
Weighted average # of basic shares (millions)	110.8	108.8	110.5	108.6
Diluted (loss) earnings per share:
Continuing operations	$(0.46)	$0.08	$(0.34)	$0.14
Discontinued operations	(0.01)	—	(0.01)	(0.01)
Cumulative effect of change in accounting principle	—	—	0.01	—
Net (loss) income	$(0.47)	$0.08	$(0.34)	$0.13
Weighted average # of diluted shares (millions)	110.8	110.7	110.5	110.5

(Loss) income before income taxes and equity loss	$(78.2)	$12.7	$(52.6)	$11.9
Interest and debt expense	16.7	22.8	37.4	45.0
EBIT(2)	(61.5)	35.5	(15.2)	56.9
Depreciation and amortization, net of amortization of debt issuance costs	23.6	25.3	48.1	50.6
EBITDA(2)	$(37.9)	$60.8	$32.9	$107.5

                                                                    (Unaudited)
Table 1 (continued) SEGMENT DATA (Dollars in millions)	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2006	2005	2006	2005
Net Sales By Industry Segment
Paper Technologies	210.3	206.9	410.1	405.5
Ventures	56.1	53.8	110.5	105.7
Paper Technologies & Ventures Group	$266.4	$260.7	$520.6	$511.2

Coatings & Construction	112.1	102.1	198.9	181.9
Regulated	47.0	46.3	94.1	88.1
Energy & Specialties	75.5	56.5	145.5	110.9
Aqualon Group	$234.6	$204.9	$438.5	$380.9

FiberVisions	—	69.1	69.2	144.5
TOTAL	$501.0	$534.7	$1,028.3	$1,036.6

Profit From Operations By Segment
Paper Technologies & Ventures Group	16.6	16.1	31.2	29.2
Aqualon Group	54.7	48.2	94.2	84.0
FiberVisions/Corporate	(5.7)	(3.1)	(2.9)	(9.4)
TOTAL	$65.6	$61.2	$122.5	$103.8

                                                        (Unaudited)
Table 2 Reconciliation to Ongoing Operations	THREE MONTHS ENDED JUNE 30, 2006				THREE MONTHS ENDED JUNE 30, 2005
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$(52.3)	$(0.47)	$65.6	$(37.9)	$9.2	$0.08	$61.2	$60.8
Discontinued operations, net of tax	0.7	0.01	—	—	0.2	—	—	—
Vertac litigation	68.9	0.62	—	106.0	—	—	—	—
Legal accruals and settlements(4)	1.8	0.02	1.5	2.7	10.2	0.09	—	15.7
Severance and restructuring costs	3.4	0.03	5.2	5.2	6.2	0.06	9.5	9.5
Asset impairments/ Accelerated depreciation	0.6	—	0.9	—	—	—	—	—
Loss on debt prepayment and write-off of debt issuance costs	6.9	0.06	—	10.6	3.0	0.03	—	4.7
Loss on sale of FiberVisions(6)	5.5	0.05	—	5.5	—	—	—	—
Other(5)	0.7	0.01	0.5	1.1	0.9	—	0.7	0.9
Subtotal adjustment items(6)	88.5	0.80	8.1	131.1	20.5	0.18	10.2	30.8
Tax adjustment to the ongoing effective tax rate	(0.9)	(0.01)	—	—	0.4	0.01	—	—
Ongoing Operations(2)	$35.3	$0.32	$73.7	$93.2	$30.1	$0.27	$71.4	$91.6

                                                        (Unaudited)
Table 3 Reconciliation to Ongoing Operations	SIX MONTHS ENDED JUNE 30, 2006				SIX MONTHS ENDED JUNE 30, 2005
(Dollars in millions, except per share)	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA	Net Income (Loss)	Diluted EPS	Profit From Operations	EBITDA
From Table 1	$(37.6)	$(0.34)	$122.5	$32.9	$14.1	$0.13	$103.8	$107.5
Discontinued operations, net of tax	1.3	0.01	—	—	0.9	0.01	—	—
Cumulative effect of change in accounting principle	(0.9)	(0.01)	—	—	—	—	—	—
Vertac litigation	68.9	0.62	—	106.0	—	—	—	—
Legal accruals and settlements(4)	(0.3)	—	(2.1)	(0.5)	19.6	0.18	—	30.2
Severance and restructuring costs	8.1	0.08	12.5	12.5	11.6	0.10	17.8	17.8
Asset impairments/ Accelerated depreciation	2.5	0.02	3.9	0.1	0.6	—	0.9	—
Loss on debt prepayment and write-off of debt issuance costs	7.9	0.07	—	12.2	6.3	0.06	—	9.7
Loss on sale of FiberVisions(6)	10.6	0.10	—	10.6	—	—	—	—
Accelerated vesting of stock compensation	—	—	—	—	1.8	0.02	2.8	2.8
Other(5)	0.9	0.01	0.5	1.4	0.9	—	1.1	1.4
Subtotal adjustment items(6)	99.0	0.90	14.8	142.3	41.7	0.37	22.6	61.9
Tax adjustment to the ongoing effective tax rate	0.2	—	—	—	(4.6)	(0.04)	—	—
Ongoing Operations(2)	$61.6	$0.56	$137.3	$175.2	$51.2	$0.46	$126.4	$169.4

                                                                    (Unaudited)
Table 4 Reconciliation to Ongoing Operations By Business Segment	THREE MONTHS ENDED JUNE 30, 2006
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$16.6	$54.7	$(5.7)	$65.6
Severance, restructuring and other exit costs	3.0	0.5	1.7	5.2
Asset impairments and accelerated depreciation	0.6	—	0.3	0.9
Legal accruals and settlements(4)	1.1	—	0.4	1.5
Other	—	0.1	0.4	0.5
Subtotal adjustment items	4.7	0.6	2.8	8.1
Profit from Ongoing Operations(2)	$21.3	$55.3	$(2.9)	$73.7

                                                                    (Unaudited)
Table 5 Reconciliation to Ongoing Operations By Business Segment	THREE MONTHS ENDED JUNE 30, 2005
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$16.1	$48.2	$(3.1)	$61.2
Severance, restructuring and other exit costs	6.3	0.3	2.9	9.5
Other(5)	0.5	—	0.2	0.7
Subtotal adjustment items	6.8	0.3	3.1	10.2
Profit from Ongoing Operations(2)	$22.9	$48.5	$0.0	$71.4

                                                                    (Unaudited)
Table 6 Reconciliation to Ongoing Operations By Business Segment	SIX MONTHS ENDED JUNE 30, 2006
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$31.2	$94.2	$(2.9)	$122.5
Severance, restructuring and other exit costs	6.7	3.2	2.6	12.5
Asset impairments and accelerated depreciation	3.3	—	0.6	3.9
Legal accruals and settlements(4)	1.1	—	(3.2)	(2.1)
Other(5)	—	—	0.5	0.5
Subtotal adjustment items	11.1	3.2	0.5	14.8
Profit from Ongoing Operations(2)	$42.3	$97.4	$2.4)	$137.3

                                                                    (Unaudited)
Table 7 Reconciliation to Ongoing Operations By Business Segment	SIX MONTHS ENDED JUNE 30, 2005
(Dollars in millions)	PAPER TECHNOLOGIES & VENTURES GROUP	AQUALON GROUP	CORPORATE ITEMS / FIBERVISIONS	TOTAL HERCULES
Profit from Operations	$29.2	$84.0	$(9.4)	$103.8
Severance, restructuring and other exit costs	12.2	1.4	4.2	17.8
Asset impairments and accelerated depreciation	0.9	—	—	0.9
Accelerated vesting of stock compensation	—	—	2.8	2.8
Other(5)	0.1	—	1.0	1.1
Subtotal adjustment items	13.2	1.4	8.0	22.6
Profit from Ongoing Operations(2)	$42.4	$85.4	$(1.4)	$126.4

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)                                                                       (Unaudited)
Table 8	JUNE 30	DEC. 31
	2006	2005
Assets
Current assets
Cash and cash equivalents	$81.9	$77.3
Accounts receivable, net	333.1	289.7
Inventories	199.4	179.6
Other current assets(7)	86.5	296.8
Total current assets	$700.9	$843.4
Property, plant and equipment, net	553.4	535.4
Other assets	1,231.1	1,190.0
Total assets	$2,485.4	$2,568.8
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$190.6	$172.9
Other current liabilities(7)(8)	377.2	322.8
Current debt obligations	13.1	16.7
Total current liabilities	$580.9	$512.4
Long-term debt	973.1	1,092.3
Other liabilities	912.4	988.8
Total liabilities	$2,466.4	$2,593.5
Total stockholders' equity (deficit)	19.0	(24.7)
Total liabilities and stockholders' equity (deficit)	$2,485.4	$2,568.8

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)                                                                       (Unaudited)
Table 9	SIX MONTHS ENDED JUNE 30
	2006	2005
Cash Flows from Operating Activities:
Net (loss) income	$(37.6)	$14.1
Adjustments to reconcile net (loss) income to cash provided by operations:
Depreciation and amortization	48.6	52.0
Deferred income tax provision and income taxes payable	(38.0)	(8.7)
Loss on sale of 51% interest in FiberVisions	10.6	—
Other noncash charges and credits	5.0	6.4
Working capital, net	80.5	(27.1)
Asbestos-related assets and liabilities, net	6.5	15.2
Pension and postretirement benefits	12.7	(31.3)
Non-current assets and liabilities, net	(16.4)	(0.6)
FiberVisions assets and liabilities held for sale	(7.9)	—
Net cash provided by operating activities	64.0	20.0
Cash Flows from Investing Activities:
Capital expenditures	(22.9)	(25.9)
Proceeds from sale of 51% interest in FiberVisions, net of transaction costs	25.1	—
Acquisition of the net assets of Benchmark Polymer Products, L.P. and investment in Benchmark Performance Group	(22.7)	—
Investment in Hercules Tianpu Chemical Co., net of cash recognized upon consolidation	(3.4)	—
Proceeds from fixed asset disposals/other	(0.7)	3.2
Net cash used in investing activities	(24.6)	(22.7)
Cash Flows from Financing Activities:
Long-term debt issued by FiberVisions, net of issuance costs	83.7	—
Debt repayments and change in short term debt	(123.5)	(63.3)
Treasury stock issued / Other	3.9	2.0
Net cash used in financing activities	(35.9)	(61.3)
Effect of exchange rate changes on cash	1.1	(3.5)
Net increase (decrease) in cash and cash equivalents	4.6	(67.5)
Cash and cash equivalents at beginning of period	77.3	126.5
Cash and cash equivalents at end of period	$81.9	$59.0

NOTES:

(1) Prior period results have been restated to reflect Terpene Specialties as a discontinued operation. The results were previously reported in Engineered Materials & Additives (Pinova). The tables below provide the amounts reclassified to discontinued operations for the quarters in 2005.

$ in millions, except EPS
	As Reported
Quarter ended,	Sales	Operating Profit	Diluted Earnings Per Share from Continuing Operations Increase	Diluted Ongoing Earnings Per Share Increase *
March 31, 2005	$3.2	$(1.1)	$0.01	—
June 30, 2005	$3.8	$(0.3)	—	—
Sept 30, 2005	$3.3	$(0.6)	—	—
December 31, 2005	$3.4	$(7.9)	$0.05	$0.01

*Operating profit in the tables above includes charges for restructuring and severance, asset impairments, and inventory write-downs. These items were previously excluded in the determination of ongoing operations.

(2) Ongoing operations, profit from ongoing operations, net income from ongoing operations, EBIT and EBITDA, wherever used herein, are non-GAAP financial measures. The ongoing operations include Paper Technologies and Ventures, the Aqualon Group and FiberVisions. Results from ongoing operations exclude impairment charges for certain facilities within these businesses, which will have no further operating impact, charges related to divested businesses, litigation against and settlements with the Company's insurance carriers, executive retirement benefits, and legal accruals and settlements. It also excludes the impact of the prepayment and refinancing of long-term debt. Please refer to Tables 2, 3, 4, 5, 6 and 7 for the reconciliation of reported to ongoing operations for all periods presented.

EBIT is calculated as net income (loss) before income taxes plus interest and debt expense. EBITDA is calculated as net income (loss) before income taxes plus interest and debt expense, depreciation and amortization, net of amortization of debt issuance costs.

EBIT and EBITDA are measures commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Hercules and other companies. In addition, EBITDA is considered a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance. Management believes that EBIT and EBITDA information is useful to investors for these reasons. This measurement is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

(3) The Company adopted SFAS 123(R), Share-Based Payments, effective January 1, 2006. In accordance with this pronouncement, a cumulative effect adjustment was recorded to account for estimated forfeitures. Effective with the quarter ended March 31, 2006, weighted average number of diluted shares in 2006 are calculated in accordance with this pronouncement.

(4) These accruals and settlements relate to non-asbestos litigation matters.

(5) Other primarily includes gains and losses related to formerly divested businesses and other costs.

(6) Adjustment items have been tax affected at the U.S. federal statutory tax rate of 35% for 2006 and 2005, except the loss on the sale of FiberVisions, which had no corresponding tax benefit as valuation allowances were established on the capital loss. Additionally, the related earnings per share impact is based upon diluted shares totaling 111.6 million and 110.7 million for the three months ended June 30, 2006 and 2005, respectively, and 111.0 million and 110.5 million for the six months ended June 30, 2006 and 2005, respectively.

(7) Pursuant to the FiberVisions plan of disposition, the division's assets and liabilities have been reclassified as assets and liabilities held for sale in the December 31, 2005 Condensed Consolidated Balance Sheet. Assets held for sale totaling $202.7 million are included in Other current assets; liabilities held for sale of $66.6 million are included in Other current liabilities at December 31, 2005.

(8) The June 30, 2006 balance includes $121.3 million for the Vertac litigation accrual.